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                                  EXHIBIT 9

                         OPINION AND CONSENT OF COUNSEL

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               [PEOPLES BENEFIT LIFE INSURANCE COMPANY LETTERHEAD]

April 1, 2004


Peoples Benefit Life Insurance Company
Home Office
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499

RE: Peoples Benefit Life Insurance Company Separate Account V (Advisor's Edge Variable Annuity, Advisor's Edge Select Variable Annuity) - Opinion and Consent

To Whom It May Concern:

This opinion and consent is furnished in connection with the filing of Post-Effective Amendment No. 21 (the "Amendment") to the Registration Statement on Form N-4, File No. 33-80958 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of Peoples Benefit Life Insurance Company Separate Account V ("Separate Account V"). Separate Account V receives and invests premiums allocated to it under a flexible premium multi-funded annuity contract (the "Annuity Contract"). The Annuity Contract is offered in the manner described in the prospectuses contained in the Registration Statement (the "Prospectuses").

In my capacity as legal adviser to Peoples Benefit Life Insurance Company, I hereby confirm the establishment of Separate Account V pursuant to the provisions of Section 508A.1 of the Iowa Code. In addition, I have made such examination of the law in addition to consultation with outside counsel and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my professional opinion that:

1. Peoples Benefit Life Insurance Company is a corporation duly organized and validly existing under the laws of the State of Iowa.

2. Separate Account V is an account established and maintained by Peoples Benefit Life Insurance Company pursuant to the laws of the State of Iowa, under which income, capital gains and capital losses incurred on the assets of Separate Account V are credited to or charged against the assets of Separate Account V, without regard to the income, capital gains or capital losses arising out of any other business with Peoples Benefit Life Insurance Company may conduct.

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3.   Assets allocated to Separate Account V will be owned by Peoples Benefit
     Life Insurance Company. The assets in Separate Account V attributable to the Annuity Contract generally are not chargeable with liabilities arising out of any other business which Peoples Benefit Life Insurance Company may conduct. The assets of Separate Account V are available to cover the general liabilities of Peoples Benefit Life Insurance Company only to the extent that the assets of Separate Account V exceed the liabilities arising under the Annuity Contracts.

4. The Annuity Contracts have been duly authorized by Peoples Benefit Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute validly issued and binding obligations of Peoples Benefit Life Insurance Company in accordance with their terms.

5. Owners of the Annuity Contracts as such, will not be subject to any deductions, charges or assessments imposed by Peoples Benefit Life Insurance Company other than those provided in the Annuity Contract.

I hereby consent to the use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Legal Matters" in the Prospectuses.

Very truly yours,

/s/ Brenda D. Sneed

Brenda D. Sneed
Assistant General Counsel, FMG